Contact:
Laurie Crawford

laurie.crawford
@advanceautoparts.com
Direct	540-561-8452
Fax	540-561-6445

FOR IMMEDIATE RELEASE

ADVANCE AUTO PARTS ELECTS WILLIAM S. OGLESBY TO ITS BOARD OF DIRECTORS

Roanoke, Virginia, December 7, 2004 – Advance Auto Parts, Inc. (NYSE: AAP) is pleased to announce that William S. Oglesby, Senior Managing Director for The Blackstone Group, L.P., has been elected to its Board of Directors.

Larry Castellani, Chairman and Chief Executive Officer of Advance Auto Parts, stated, “We are delighted to welcome Bill Oglesby to our Board of Directors. His numerous accomplishments and talents, including a strong background in finance, will further strengthen our Board. We look forward to his contributions to our Board and our Company.”

Mr. Oglesby joined The Blackstone Group, L.P., in April 2004 as the partner in charge of the Southeastern Corporate Advisory Services, including merger and acquisition services, corporate advisory and capitalization strategy activities. Mr. Oglesby has over 20 years of investment banking experience as a result of holding managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

Headquartered in Roanoke, VA, Advance Auto Parts is a leading retailer of automotive parts and products in the United States. At October 9, 2004, the Company had 2,612 stores in 39 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Additional information about the Company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the Company’s web site at www.advanceautoparts.com.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

_________________